Exhibit 10.1

CB RICHARD ELLIS

DEFERRED COMPENSATION PLAN

As Amended and Restated

Effective August 1, 2008

TABLE OF CONTENTS

1.	PURPOSE	1

2.	DEFINITIONS	1

3.	DEFERRAL ELECTIONS	5

4.	ACCOUNTS, DEFERRALS AND COMPANY MATCHES	8

5.	DEEMED INVESTMENT OPTIONS	8

6.	VESTING OF ACCOUNTS	9

7.	DISTRIBUTION OF ACCOUNTS	9

8.	PLAN ADMINISTRATION	10

9.	NO FUNDING OBLIGATION; RABBI TRUST	11

10.	NONALIENATION OF BENEFITS	11

11.	NO LIMITATION OF EMPLOYER RIGHTS	12

12.	APPLICABLE LAW	12

APPENDIX A SPECIAL AWARDS

APPENDIX B DIRECTORS

CB RICHARD ELLIS

DEFERRED COMPENSATION PLAN

As Amended and Restated

Effective August 1, 2008

1.	PURPOSE

The purpose of the CB Richard Ellis Deferred Compensation Plan is to allow a select group of management or highly compensated employees of CB Richard Ellis Services, Inc. and its affiliates that adopt the Plan to defer receipt of Salary, Bonuses, and Commissions. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan is amended and restated effective August 1, 2008 and is intended to comply with the requirements of Code Section 409A. The Plan also allows non-employee directors of CB Richard Ellis Group, Inc. to defer receipt of Retainer, Meeting Fees, and Stock Grants, subject to the special provisions set forth in Appendix B.

2.	DEFINITIONS

Whenever referred to in the Plan, the following terms shall have the meanings set forth below except where the context indicates otherwise.

“Account” means an Employee Account or an Employer Account, or both, of a Participant, as the context requires. The value of an Account will be determined by the Committee in its discretion, based upon the Participant’s investment elections pursuant to Section 5 and the requirements of the Plan.

“Alternate Payee” means a spouse, former spouse, child or other dependent of a Participant who is recognized by a Domestic Relations Order as having a right to receive all or a portion of the benefits payable under the Plan with respect to the Participant.

“Beneficiary” means, effective with respect to deaths occurring after August 31, 2008, the person or persons designated by the Participant for purposes of the Plan on a form prescribed by the Committee. In the absence of a proper designation under the Plan, “Beneficiary” means the person or persons designated by the Participant as the Participant’s beneficiaries under the CB Richard Ellis Pre August 1, 2004 Deferred Compensation Plan. If the Participant has not designated any beneficiaries under either plan, “Beneficiary” means the person or persons who are the Participant’s beneficiaries under the group term life insurance programs of the Employer Group. If the Participant has not designated any beneficiaries under either plan and is not participating in such group term life insurance programs as an employee at the time of death, “Beneficiary” means the Participant’s estate. With respect to an Alternate Payee, “Beneficiary” means the person or persons who are the Alternate Payee’s beneficiaries as designated by the Alternate Payee on a form prescribed by the Committee or in a Domestic Relations Order. In the absence of a proper designation, the Beneficiary of an Alternate Payee means the Alternate Payee’s estate.

With respect to deaths occurring on or before August 31, 2008, “Beneficiary” means the person or persons who are the Participant’s beneficiaries pursuant to the group term life insurance programs of the Employer Group unless otherwise designated by the Participant for purposes of this Plan on a form prescribed by the Committee. In the event of any ambiguity or uncertainty regarding designation of one or more beneficiaries, the Committee shall determine the same in its discretion based on all facts and circumstances, and such determination shall be binding on all interested persons. With respect to an Alternate Payee, “Beneficiary” means the person or persons who are the Alternate Payee’s beneficiaries as designated by the Alternate Payee on a form prescribed by the Committee or in a Domestic Relations Order. In the absence of a proper designation, the Beneficiary of an Alternate Payee means the Alternate Payee’s estate.

“Bonus” means an annual bonus that is awarded to an Eligible Employee with respect to services rendered during a Plan Year and is payable during the first calendar quarter after the end of the Plan Year.

“CBRE” means CB Richard Ellis Services, Inc.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means “sales commission compensation” as defined in Reg. §1.409A-2(a)(12).

“Committee” means the Chief Executive Officer of CBRE or a committee consisting of three or more individuals selected by the Chief Executive Officer of CBRE.

“Compensation” means a Participant’s individual remuneration for services rendered to an Employer or another person, as determined by the Committee in its complete discretion, consisting of “wages” as shown on Form W-2, (i) excluding (A) income resulting from forgiveness of interest or principal on indebtedness to an Employer, (B) distributions under this Plan that would otherwise be includable as such “wages,” (C) draws against future commissions even if “wages” for Form W-2 purposes, (D) income resulting from the exercise of stock options or lapse of restrictions on sales of restricted stock, and (E) amounts intended to reimburse the Participant for costs or expenses, and (ii) increased by (A) Deferrals under this Plan, and (B) deferrals under the CB Richard Ellis 401(k) Plan, and (C) deferrals pursuant to any cafeteria plan of the Employer Group or any other pre-tax deferrals the Committee determines to be similar. The Committee, in its discretion in a particular case, may adjust “Compensation” by adding back items described in clause (i) of the preceding sentence or subtracting items described in clause (ii) of the preceding sentence, or adding or subtracting other items, for one or more individual purposes of the Plan. In the case of an Eligible Employee who is an independent contractor, the foregoing definition shall be applied as determined by the Committee, but generally by the substitution of remuneration amounts reportable on Form 1099 for “wages” reportable on Form W-2. For purposes of determining whether or not a person is an Eligible Employee, Compensation may, if and to the extent determined by the Committee, include Compensation paid by a former employer.

“Deferral” means the portion of Salary, Bonuses and Commissions elected by a Participant to be deferred in accordance with the Plan.

“Disability” has the meaning given by the regulations under Code Section 409A, i.e., (i) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, which results in the receipt of income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer.

“Domestic Relations Order,” has the meaning given by Code Section 414(p)(1)(B).

“Eligible Employee” means an employee, or a qualified real estate agent (“QREA”) having the status of an independent contractor under Code Section 3508, of an Employer who is designated by the Committee, in its sole discretion, as an Eligible Employee for a Plan Year; provided that (i) the Committee determines, in its sole discretion, that for the first ten months of the Prior Plan Year or for all twelve months of the second prior Plan Year the Compensation of such employee or QREA was $200,000 or more, and (ii) the employee or QREA does not have a loan outstanding from the CB Richard Ellis 401(k) Plan.

“Employee Account” means a Participant’s account established under Section 4.1 and maintained by the Committee as an unfunded and unsecured book entry reflecting the liability of the Employers to a Participant in the amount of the Participant’s accumulated Deferrals (if any) and net income, gain or loss imputed thereto in accordance with a Participant’s investment measurement designations as permitted by the Plan. Subaccounts of the Employee Account may be established by the Committee under Section 4.1.

“Employer” means CBRE or any other member of the Employer Group that is designated by the Committee as an Employer.

“Employer Account” means a Participant’s account established under Section 4.1 and maintained by the Committee as an unfunded and unsecured book entry reflecting the liability of the Employers to a Participant in the amount of the Participant’s accumulated Employer Contributions (if any) and net income, gain or loss imputed thereto in accordance with a Participant’s investment measurement designations as permitted by the Plan. Subaccounts of the Employer Account may be established by the Committee under Section 4.1.

“Employer Contribution” means an unsecured and unfunded promise of an Employer not resulting from a Deferral, consisting of a credit to a Participant’s Account by the Employer in accordance with Appendix A (Special Awards).

“Employer Group” means CBRE and all persons with whom CBRE would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations) and all persons with whom CBRE would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control). In applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b) and in applying Reg. §1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), no change shall be made to the language “at least 80 percent” in such Code Section and in such regulation.

“In Service Distribution” means a distribution described in Section 3.4(b).

“In Service Payment Quarter” is defined in Section 3.4(b).

“Investment Fund” means one or more investment funds designated from time to time by the Committee to measure net income, gain or loss with respect to the Employer Account and the Employee Account.

“Investment Fund Unit” means the unit used by an Investment Fund to value the Investment Fund.

“Participant” means any Eligible Employee who has made an election to defer Salary, Bonuses or Commissions under Section 3.1 or for whom the Plan maintains an Account.

“Plan” means this CB Richard Ellis Deferred Compensation Plan, as hereby amended and restated, and as thereafter amended.

“Plan Year” means the calendar year.

“Rabbi Trust” means the trust established by the Committee under Section 9 to hold title to assets identified by the Committee as being reserved for purposes of offsetting Plan benefits.

“Salary” means the periodic payments an Employer makes to an Employee for services rendered, based on elapsed time, without regard to hours worked or tasks accomplished.

“Separation Distribution” means a distribution described in Section 3.4(c).

“Separation from Service” means any voluntary or involuntary separation from service, within the meaning of Code Section 409A(a)(2)(A)(i), from the Employer Group; provided that, in order for a Separation from Service to occur, it must be reasonably anticipated that the level of bona fide services the Participant will perform will permanently decrease to no more than 30 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services if less than 36 months).

“Separation Payment Quarter” is defined in Section 3.4(c)(i).

“Unforeseeable Emergency” has the meaning given by Code Section 409A, i.e., a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152(a), without regard to Code Section 152(b)(1), (b)(2), or (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. An Unforeseeable Emergency shall not exist to the extent that the Participant’s need may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent that such liquidation would not itself cause severe financial hardship or (iii) by cessation of Deferrals under the Plan.

3.	DEFERRAL ELECTIONS

3.1 Elections. An Eligible Employee’s election to make a Deferral shall meet the requirements of this Section, but shall otherwise be in accordance with such limitations, restrictions and forms as the Committee may prescribe, in its discretion. An Eligible Employee may elect, prior to the close of business on December 31 of any Plan Year (or such earlier date as the Committee shall specify) to defer

(a) a portion or all of the Salary earned by the Eligible Employee during the immediately succeeding Plan Year.

(b) a portion or all of any Bonus that may be awarded to the Eligible Employee with respect to services rendered during the immediately succeeding Plan Year.

(c) a portion or all of the Commission that would otherwise be payable to the Eligible Employee during the 12-month period beginning on April 1 of the next Plan Year (except that elections made in 2007 shall be with respect to Commissions that would otherwise be payable during the 15-month period beginning January 1, 2008 and ending March 31, 2009); provided, however, that if any Commission that would otherwise be payable during any 12-month period beginning on or after April 1, 2010 relates to payments received by the Employer from the customer prior to the preceding January 1, the deferral of such Commission shall be governed by the Commission deferral election made (or lack of Commission deferral election) with respect to Commissions received during the immediately preceding period.

Separate Deferral elections must be made for each Plan Year. An Eligible Employee’s Deferral election for a Plan Year shall become irrevocable on the last day for making an election. An Eligible Employee may revoke or change a Deferral election at any time prior to the date the election becomes irrevocable. Any such revocation or change shall be made in a form and manner determined by the Committee. No amounts may be deferred which are required to satisfy applicable Social Security, Medicare or other employment taxes, cafeteria plan contributions, amounts payable pursuant to domestic relations orders, the first $5,000 of debts owned to CBRE, or state, local or foreign taxes on the deferred Salary, Bonuses or Commissions.

3.2 Unforeseeable Emergency or Hardship. Notwithstanding any other provision of this Plan or of any Participant’s Deferral election:

(a) Deferrals under this Plan may be cancelled, in accordance with such notice and approval procedures as the Committee, in its discretion, may establish, in the event of an Unforeseeable Emergency. The cancellation of Deferrals pursuant to the provisions of this subsection shall not be in excess of the amount necessary to satisfy the need existing as a result of the Unforeseeable Emergency, taking into account any increase in federal, state or local income taxes reasonably anticipated as a result of the cancellation.

(b) If during a Plan Year a Participant obtains a distribution from this Plan because of an Unforeseeable Emergency pursuant to Section 7.5 or obtains a hardship distribution from the CB Richard Ellis 401(k) Plan, Deferrals under this Plan shall be cancelled for the remainder of the Plan Year.

3.3 Initial Year of Hire. An Eligible Employee initially hired by an Employer during a Plan Year shall first become eligible to defer as of the first day of the Plan Year next following the Eligible Employee’s date of hire.

3.4 Terms of Deferral Elections.

(a) In Service Distribution or Separation Distribution. With respect to each Plan Year Deferral, the Participant may elect either an In Service Distribution or a Separation Distribution (but not both). Amounts credited to an Employer Account must be subject to a Separation Distribution. If in a Plan Year the Participant elects a Deferral and also has amounts credited to the Participant’s Employer Account, the Participant may elect an In Service Distribution with respect to the Deferral even though the Employer Account must be subject to a Separation Distribution. If a Deferral election does not specify that it is an In Service Distribution election or a Separation Distribution election, the Participant shall be deemed to have made a Separation Distribution election.

(b) In Service Distribution. The Participant may elect to have an In Service Distribution paid either in a lump sum or in annual installments. If an In Service Distribution election fails to designate a form of distribution, the Participant shall be deemed to have elected a lump sum distribution. An In Service Distribution shall be in the second calendar quarter of a calendar year specified by the Participant, which shall be at least the third calendar year commencing after the close of the calendar year in which the Deferral election is effective (the “In Service Payment Quarter”). If a Participant has a Separation from Service prior to the applicable In Service Payment Quarter or while receiving In Service Distributions, distribution of that portion of the Participant’s Account attributable to the particular Plan Year’s Deferral shall be made in accordance with the Separation Distribution election pursuant to subsection (c).

i)	Lump Sum. Lump sum distributions shall be payable in the first thirty days of the applicable In Service Payment Quarter.

ii)	Annual Installments. Annual installment distributions shall be payable over two, three, four, or five years, beginning in the first thirty days of the applicable In Service Payment Quarter. Each installment distribution shall be equal to that portion of the Participant’s Account attributable to the particular Plan Year’s Deferral divided by the number of installments remaining to be made.

(c) Separation Distribution. The Participant may elect to have a Separation Distribution paid either in a lump sum or in annual installments. If a Separation Distribution election fails to designate a form of distribution, the Participant shall be deemed to have elected a lump sum distribution.

i)	Lump Sum. Distribution shall be in the first thirty days of the first calendar quarter beginning after the Participant’s Disability or Separation from Service (“Separation Payment Quarter”); provided, however, that a Separation Distribution election may postpone the lump sum distribution to any specified time that is not more than ten years after Disability or Separation from Service.

ii)	Annual Installments. Annual installment distributions shall be payable over five, ten or fifteen years, with the first annual installment payable during the first thirty days of the Separation Payment Quarter and subsequent installments paid on approximately the anniversary of the first installment. Each annual installment distribution shall be equal to that portion of the Participant’s Account attributable to the particular Plan Year Separation Distribution divided by the number of installments remaining to be made. Commencement of annual installment distributions may not be postponed.

3.5 Limited Option to Amend Elections. Once submitted to the Committee in accordance with its procedures, an election with respect to when amounts deferred shall be distributed shall be irrevocable except as provided in this Section. An election to delay a payment or change the form of payment shall be submitted to the Committee on such form as the Committee may prescribe, and shall be effective only if it satisfies the following requirements: (i) the election must be submitted to the Committee at least fifteen months before an In Service Distribution would otherwise have been made or at least twelve months before a Separation Distribution would otherwise have been made; (ii) the election must result in deferral for a period of at least five years from the date such payment would otherwise have been made; and (iii) any election of an In Service Distribution may not be delayed or changed more than twice. For purposes of this Section, a series of installment payments is treated as a single payment, so that clauses (i), and (ii) of this Section are applied solely with respect to the first payment in the series of installments.

3.6 Special Rule for Specified Employees. If the Participant is a Specified Employee, no distribution can be made on account of Separation from Service before the date which is six months following the date of Separation from Service (or, if earlier, the date of death of the Specified Employee). For purposes of this provision, a “Specified Employee” is a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise. (Code Section 416(i) defines a key employee roughly as (i) an officer having annual compensation greater than $130,000 (as adjusted by the Internal Revenue Service), (ii) a five-percent owner, or (iii) a one-percent owner having an annual compensation of more than $150,000.) Whether an Eligible Employee is a Specified Employee shall be determined by the general counsel of CB Richard Ellis Group, Inc., under procedures adopted by such general counsel from time to time. If distribution is delayed by reason of this Section, valuation will be delayed to the end of the month that is six months after the date of Separation from Service, and any lump sum that would have been paid earlier will be paid, and any installments that would have commenced earlier will commence, in the following month.

4.	ACCOUNTS, DEFERRALS AND COMPANY MATCHES

4.1 Accounts. The Committee shall establish (i) an Employee Account for each Participant to which the Participant’s Deferrals (if any) and share of income, gains and losses allocable thereto, shall be credited, and from which distributions shall be withdrawn, and (ii) an Employer Account for each Participant to which the Participant’s Employer Contributions (if any) and share of income, gains and losses allocable thereto, shall be credited, and from which distributions shall be withdrawn. The Committee shall establish subaccounts of each such Account as may be necessary for vesting, distribution or other administrative distinctions of the Plan. Both the Employee Account and the Employer Account will reflect credits for Deferrals to such Account or Employer Contributions, as applicable, adjusted for net income, gains and losses upon the Investment Funds elected by the Participant. Each such Account shall be subject to an expense charge equal to the sum of (i) any actual expenses charged to the Company by the insurance company which provides the Investment Funds, and (ii) Company charges, not to exceed 1.00 percent to reflect the Company’s cost of maintaining the Account. Except as specifically required by the Plan, the Committee shall determine the accounting rules for Accounts in its complete discretion.

4.2 Credits. Deferrals made by a Participant in accordance with Section 3 shall be credited to a Participant’s Employee Account within ten business days after the Deferral is made, and Investment Fund Units shall be credited based upon the closing net asset value on the crediting date.

4.3 Valuation. Investment Fund Units shall be valued daily to allocate any income, gain, loss or expense applicable to such units. For any relevant Account valuation under the Plan, including for purposes of distribution, unless the Committee determines that an earlier or later date shall be utilized, the balance of a Participant’s Account or subaccount thereof shall be determined by the Committee as of the last business day of the month immediately preceding the event requiring such valuation.

5.	DEEMED INVESTMENT OPTIONS

Each Participant may direct the Committee on the investment mix for the balance credited to his or her Employee Account or Employer Account (if any) among the Investment Funds designated from time to time by the Committee under the Plan in accordance with procedures established by the Committee. Changes in investment elections may be made daily. Changes in investment elections shall be delivered in such form and fashion as the Committee shall require. Notwithstanding the foregoing, (a) a Participant may elect the Investment Fund consisting of Class A common shares of CB Richard Ellis Group, Inc. only at such times as are designated from time to time by the Committee, (b) a Participant who is not an “accredited investor,” as defined by the Committee, may not elect to invest more than 50% of the balance in the Participant’s Employee Account in such Investment Fund, (c) a Participant who is a “insider,” as defined by the Committee, must obtain clearance from the legal department prior to investing in such Investment Fund, and (d) any election to invest in such Investment Fund shall be irrevocable.

6.	VESTING OF ACCOUNTS

6.1 Employee Accounts. Amounts credited to an Employee Account shall be vested and non-forfeitable (except to the extent of any net investment losses) at all times.

6.2 Employer Accounts. Amounts (if any) credited to an Employer Account shall vest as determined by the Committee from time to time consistent with Sections 7.3 and 7.4 and Appendix A to this Plan.

6.3 Unsecured and Unfunded. Nothing in this Section shall be interpreted to provide a Participant with other than his or her Employer’s unsecured and unfunded promise to pay deferred compensation in accordance with Section 7.

7.	DISTRIBUTION OF ACCOUNTS

7.1 In General. Amounts credited to a Participant’s Employee Account and Employer Account shall be distributed in accordance with elections made under Section 3.4, subject, however, to the terms and conditions of this Section and Appendix A to this Plan.

7.2 Rules for Determining Distribution Amounts. The Committee shall have all the discretion described in Section 8 with respect to the determination of the amount of distributions, including establishing reasonable administrative periods between the valuation of an Account for purposes of distribution and the effective delivery of funds to a Participant. In general, the amount of a distribution shall be determined by determining as to Investment Fund Units, the value, in the applicable Account in accordance with Section 4.3.

7.3 Death. A Participant’s Employer Account shall not vest as a result of the Participant’s death, if not otherwise vested in accordance with Appendix A. If a Participant dies before all of the vested amounts credited to his or her Account have been distributed, the Participant’s Beneficiary shall receive such amounts in the Participant’s Account in accordance with such Participant’s election then in effect, and the terms of the Plan.

7.4 Disability. A Participant’s Employer Account shall not become vested and non-forfeitable as a result of the Participant’s Disability or other form of disability, if not otherwise vested in accordance with Appendix A. If a Participant incurs a Disability before all of the vested and non-forfeitable amounts credited to his or her Account have been distributed, the Participant shall receive such amounts in his or her Account in accordance with such Participant’s election then in effect, and the terms of the Plan.

7.5 Unforeseeable Emergency Distributions. A withdrawal of amounts from an Account may occur, in accordance with such notice and approval procedures as the Committee, in its discretion, may establish, solely with respect to an Employee Account of a Participant, in the event of an Unforeseeable Emergency. The payment made from a Participant’s Account pursuant to the provisions of this Section shall not be in excess of the amount necessary to satisfy the need existing as a result of the Unforeseeable Emergency, including amounts necessary to pay any federal, state or local income taxes reasonably anticipated as a result of the distribution. The maximum amount of a distribution under this Section shall be based upon the Account valuation under Section 4.3 as of a date determined by the Committee.

7.6 Transition Rule. If the Committee specifically permits a Participant to change his benefit elections, a Participant may make new elections on or before December 31, 2008, with respect to the time and form of payment of benefits under the Plan; provided, however, with respect to any such election made in 2007 or 2008, the election may apply only to amounts not otherwise payable in the year in which the new election is made and may not cause an amount to be paid in the year of the election that would not otherwise be payable in that year.

7.7 Trammell Crow Company Deferred Compensation Plan. The Trammell Crow Company Deferred Compensation Plan merged into the Plan, effective January 1, 2008. Each Participant in the Trammell Crow Company Deferred Compensation Plan who had not incurred a Separation from Service prior to December 6, 2007 may make new elections on or before December 31, 2007 (or such earlier date as the Committee shall specify), with respect to the time and form of payment of benefits under the Plan; provided, however, that the elections must be consistent with the terms of the Plan and the elections may apply only to amounts not otherwise payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007. In the absence of new elections, the default elections under the Plan shall apply. Distributions to a Participant who had incurred a Separation from Service prior to December 6, 2007 that are not payable in 2007 shall be made (i) in a lump sum on March 15, 2008 if the Participant had previously elected a lump sum distribution and (ii) in annual installments over five years starting in April of 2008 if the Participant had previously elected installment distributions.

8.	PLAN ADMINISTRATION

8.1 Adoption and Administration. This Plan shall be adopted by each Employer and shall be administered by the Committee.

8.2 Amendment or Termination. This Plan may be amended or terminated, in whole or in part, at any time, in the discretion of the Board of Directors of CBRE or its delegate, in any way that is consistent with Code Section 409A and the regulations and other guidance issued thereunder.

8.3 Committee Authority. The Committee shall have the sole authority, in its discretion, to adopt, amend and rescind such rules and regulations as are consistent with the Plan as it deems advisable for the administration of the Plan, to construe and interpret the Plan, the rules and regulations, and deferral election forms, and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Committee shall be binding on all persons. The Committee may delegate its responsibilities as it sees fit.

8.4 Electronic Form. Any election or other administrative document under the Plan may be created, transmitted and maintained in electronic form, to the extent permitted by the Committee.

8.5 Insurance Contracts and Investment Funds. The Committee shall select the insurance contracts or other vehicles which are the deemed reference regarding the value of each Employee Account. It shall furthermore determine the Investment Funds, if any, available within such vehicles for selection by Participants. The Company may deposit any such vehicles in the Rabbi Trust, and may deposit in the Rabbi Trust any additional assets acquired for purposes of offsetting the Employer obligation under the Plan. With respect to insurance contracts issued after August 17, 2006 that insure the life of a Participant, prior to the issuance of a contract, the Participant shall: (i) receive notice of the contract holder’s intent to insure the Participant’s life and the maximum amount of life insurance for which the Participant could be insured at the time of issue; (ii) provide consent to being insured under the contract and that coverage may continue after the Participant terminates employment; and (iii) be informed that the policy owner will be the beneficiary of any proceeds payable on the death of the Participant.

9.	NO FUNDING OBLIGATION; RABBI TRUST

9.1 No Rights to Assets. No Employer is under any obligation to secure any amount credited to a Participant’s Account by any specific assets of any Employer or any other assets in which any Employer has an interest. Neither the Participant nor his or her estate, assigns or successors shall have any rights against any Employer with respect to any portion of the Account except as a general unsecured creditor. No Participant has an interest in his or her Account except to the extent the Participant actually receives a distribution of cash.

9.2 Employer Obligation. The obligation to make payments to any Participant hereunder shall be that of the Employer for whom such Participant performed services during the period or periods that such Participant deferred receipt of Salary, Bonuses or Commissions.

9.3 Rabbi Trust. The Committee shall establish a Rabbi Trust to hold title to assets which the Committee designates under Section 8.5 and which an Employer acquires as an offset to its unsecured obligation under the Plan. No provision of the Rabbi Trust shall be interpreted as granting any interest in the property of the Rabbi Trust which would result in a Participant being deemed to be in receipt of taxable income under the Plan prior to distribution, and any such provision shall be null and void from its inception.

10.	NONALIENATION OF BENEFITS

10.1 No Alienation. No benefit under this Plan may be sold, assigned, transferred, conveyed, hypothecated, encumbered, anticipated, or otherwise disposed of, and any attempt to do so shall be void. No such benefit, prior to receipt thereof by a Participant, shall be in any manner subject to the debts, contracts, liabilities, engagements, or torts of such Participant.

10.2 Domestic Relations Order. Notwithstanding Section 10.1, all or a portion of a Participant’s benefit under the Plan may be payable to an Alternate Payee pursuant to the terms of a Domestic Relations Order, if the Committee determines that the order satisfies Plan requirements.

(a) Separate Account. As soon as reasonably practicable after the Committee determines that a Domestic Relations Order satisfies Plan requirements, a separate “Alternate Payee Account” shall be established for the Alternate Payee, and the portion of each of the Participant’s Accounts that was assigned to the Alternate Payee by the Domestic Relations Order shall be transferred to the Alternate Payee Account. Unless the Domestic Relations Order otherwise provides, the transfers to the Alternate Payee’s Account shall be made pro rata from the Participant’s Accounts.

(b) Distributions. Distributions from the Alternate Payee Account to the Alternate Payee or the Alternate Payee’s Beneficiary shall be made at the same time and in the same relative amounts as distributions made from the Account of the Participant, except that (i) distributions to the Participant pursuant to Section 7.5 because of an Unforeseeable Emergency shall be ignored for this purpose and (ii) the six-month delay after Separation from Service under Section 3.6 shall not apply. The Alternate Payee cannot make any changes in the time and amounts of distributions. If the Participant makes a change to the Participant’s distribution election, the Alternate Payee’s distribution will change automatically.

11.	NO LIMITATION OF EMPLOYER RIGHTS

Nothing in this Plan shall be construed to limit in any way the right of any Employer to terminate an Eligible Employee’s employment or other services at any time for no reason, or any reason, and without regard to whether such termination is in good faith; nor shall it be evidence of any agreement or understanding, express or implied, that any Employer (i) will continue an Eligible Employee in any particular position, (ii) will ensure participation in any incentive programs, or (iii) will grant any awards under such programs.

12.	APPLICABLE LAW

CBRE intends the Plan to meet the requirements of Code Section 409A and the regulations and other guidance thereunder. This Plan shall be construed in accordance therewith, and any Plan provision that does not meet such requirements shall be void. The Plan shall also be construed and its provisions enforced and administered in accordance with the Employee Retirement Income Security Act of 1974, as amended (to the extent applicable) and, to the extent not preempted, the laws of the State of Delaware.

APPENDIX A

SPECIAL AWARDS

A.	Eligibility. Eligible Employees designated by the Committee or the President or Chief Executive Officer of CBRE are eligible to receive special awards and shall thereupon become Participants in the Plan.

B.	Amount and Form of Special Awards. The amount of any special award shall be determined by the Committee or the President or Chief Executive Officer of CBRE. The award shall be in the form of a credit to the Participant’s Employer Account.

C.	Conditions to Special Awards. The Committee or the President or Chief Executive Officer of CBRE, as the case may be, may attach such conditions to a special award as the Committee or such officer deems appropriate, including, but not limited to, in the case of awards made in connection with the recruitment of the Participant, the execution and delivery of an agreement not to compete in a form specified by the Committee or the President or Chief Executive Officer, as applicable.

D.	Vesting. Special awards shall be subject to such vesting requirements as the Committee or the President or Chief Executive Officer of CBRE, as the case may be, shall determine but notwithstanding any vesting provisions, all amounts credited pursuant to a special award shall be forfeited in their entirety if the Participant experiences a Separation from Service for material cause (if so specified, and as defined, at the time the special award is made) or, in the case of an award made in connection with the recruitment of the Participant, he or she breaches or challenges (whether before or after the Separation from Service) the validity of the agreement not to compete (if so specified, and as defined, at the time the special award is made).

E.	Distribution. Notwithstanding any other provisions of the Plan, distributions under this Appendix A shall be made only upon the Participant’s Separation from Service (subject to the six-month delay provided by Section 3.6 if the Participant is a Specified Employee) and, in the case of recruitment awards, subject to the provisions of the Participant’s agreement not to compete. In the event any portion of a Participant’s benefit is paid to, or allocated to a separate account for the benefit of, a spouse, former spouse, child or dependent under a Domestic Relations Order in accordance with Section 10, and any portion of such benefit is subject to the Participant’s agreement not to compete, then, in the event the Participant breaches the agreement not to compete, the Participant will remain liable to repay to the Participant’s Employer any portion of the benefit payable or paid to such spouse, former spouse, child or dependent to the extent required by such agreement not to compete.

F.	Administration. Except as otherwise specifically provided, the provisions of this Appendix A shall be administered by the Committee in its discretion in accordance with Section 8.

APPENDIX B

DIRECTORS

Non-employee members of the Board (“Directors”) are eligible to become Participants in the Plan, subject to the special provisions set forth in this Appendix B.

A.	Additional Definitions.

“Board” means the Board of Directors of CBREG.

“CBREG” means CB Richard Ellis Group, Inc.

“Meeting Fee” means the cash payment paid to a Director by CBREG for attendance at a meeting of the Board or a meeting of a committee of the Board.

“Retainer” means the periodic cash retainer paid to a Director by CBREG for membership on the Board.

“Stock Grant” means a grant of Class A common shares of CBREG to a Director by CBREG, whether or not subject to a vesting schedule.

B.	Changed Definitions.

“Deferral,” as the term is applied with respect to a Director, means the portion of a Director’s Retainer, Meeting Fees and Stock Grants elected by the Director to be deferred in accordance with the Plan.

“Eligible Employee,” as the term is used in the Plan, includes a Director.

“Employee,” as the term is used in the Plan, includes a Director.

“Employer,” as the term is used in the Plan with respect to a Director, includes CBREG.

“Participant,” as the term is used in the Plan, includes any Director who has made an election to defer Retainer, Meeting Fees or Stock Grants.

C.	Elections. Elections by a Director pursuant to Section 3 are for a portion or all of the Retainer or Meeting Fees earned by the Director during the immediately succeeding Plan Year or for a portion or all of the Stock Grants granted to the Director during the immediately succeeding Plan Year and not relating to services performed prior to such Plan Year. Directors may, during the period August 1, 2008 through August 27, 2008, elect to defer a portion or all of Retainer and Meeting Fees (but not Stock Grants) earned after August 31, 2008 and prior to January 1, 2009.

D.	The last sentence of Section 3.1 (forbidding Deferrals of amounts needed to satisfy certain obligations) does not apply to a Director.

E.	50% Limit. Directors are not subject to the 50% limit set forth in the last sentence of Section 5.

F.	Section 9.2 refers to deferred receipt of Retainer, Meeting Fees, or Stock Grants.